Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of November 15, 2021, by and between Christopher Porter (“Executive”) and Landsea Homes Corporation, a Delaware corporation (the “Company”), and effective upon December 7, 2021 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer, and Executive desires to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1.              “Board” means the Board of Directors of the Company.

1.2.              “Cause” means any of the following events: Executive’s (i) material breach of Executive’s material obligations under any agreement, including the Agreement, that Executive has entered into with the Company; (ii) intentional misconduct as an officer, employee, director, consultant or advisor of the Company or a material violation of any material written policy of the Company; (iii) material breach of any fiduciary duty which the Executive owes to the Company; or (iv) commission by the Executive of (A) a felony or (B) a crime involving fraud, embezzlement, dishonesty, or moral turpitude. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause”; provided, however, with respect to the acts or omissions set forth in clauses (i), (ii) and (iii) above, (x) the Board shall provide Executive with 30 days advance written notice detailing the basis for the termination of employment for Cause, (y) during the 30 day period after Executive has received such notice, Executive shall have an opportunity to cure such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board (unless such Cause events are reasonably determined by the Board not to be susceptible to cure, in which case termination shall be deemed to be immediate) and (z) Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day cure period; and provided further, that such 30 day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Executive’s subsequent cure of same. No act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company.

1.3.              “Change in Control” shall have the meaning ascribed to that term in that certain Landsea Homes Corporation 2020 Stock Incentive Plan or any successor equity compensation plan of the Company. Notwithstanding the foregoing, (i) any bona fide primary or secondary public offering shall not constitute a Change in Control and (ii) if a Change in Control constitutes a payment event with respect to any payment or benefit that provides for the deferral of compensation and is subject to Section 409A, the Change in Control transaction or event with respect to such payment or benefit must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

1.4.              “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5.              “Code” means the Internal Revenue Code of 1986, as amended.

1.6.              “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870.

1.7.              “Compensation Committee” means the Compensation Committee of the Board.

1.8.              “Covered Termination” means (i) an Involuntary Termination Without Cause or (ii) a resignation for Good Reason. For the avoidance of doubt, neither (x) the termination of Executive’s employment as a result of Executive’s death or Disability nor (y) the expiration of this Agreement due to non-renewal pursuant to the terms of Section 2.2 of this Agreement will be deemed to be a Covered Termination.

1.9.              “Create” means to create, conceive, reduce to practice, derive, develop or make.

1.10.           “Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 90 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by an impartial and reputable physician mutually selected by the Company and the Executive.

1.11.           “Good Reason” means any of the following are undertaken without Executive’s prior written consent: (i) a material diminution in Executive’s title, authority, duties, or responsibilities which substantially reduces the nature or character of Executive’s position with the Company (or the highest parent entity if the Company has one or more parent entities); (ii) a material reduction of Executive’s Base Salary as in effect immediately prior to such reduction, except for a reduction of Base Salary proposed by Company’s Chief Executive Officer and President/Chief Operating Officer, and approved by the Board or Compensation Committee as a result of adverse economic conditions and which is of the same nature and scope imposed by the Company on a proportional basis on all similarly-situated executive officers of the Company; (iii) a material reduction of Executive’s target Annual Bonus as in effect immediately prior to such reduction; (iv) relocation of Executive’s principal office (defined as a relocation of Executive’s principal office to a location that increases Executive’s one-way commute by more than 50 miles), provided, that, for the avoidance of doubt, reasonable required travel by Executive on the Company’s business shall not constitute a relocation; or (v) any material breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within 30 days after the first occurrence of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within 30 days following the Company’s receipt of such written notice and (z) the effective date of Executive’s resignation for “Good Reason” is not later than 90 days after the initial existence of the circumstances constituting Good Reason.

1.12.           “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding Proprietary Rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations.

1.13.           “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than (a) for Cause or (b) by reason of Executive’s death or Disability.

1.14.           “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights.

1.15.           “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

1.16.           “Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1.              Position and Duties. Subject to terms set forth herein, Executive shall continue to serve in an executive capacity and shall continue to perform such duties as are customarily associated with the position of Chief Financial Officer and such other duties as are assigned to Executive by the Board or the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2.              Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) December 31, 2023 and (ii) the termination of Executive’s employment under this Agreement. On December 31, 2023 and each annual anniversary of such date thereafter (in either case, provided Executive’s employment has not been terminated under this Agreement prior thereto), this Agreement shall automatically be extended for one additional year unless either Executive or the Company gives written notice of non-renewal to the other at least 60 days prior to the automatic extension date. If a Change in Control occurs during the initial or an extended term of this Agreement, the term of this Agreement shall, notwithstanding anything to the contrary in this Agreement, continue in effect for a period of not less than 24 months beyond the month in which the Change in Control occurred. The period from the Effective Date until the earlier of (i) termination of Executive’s employment under this Agreement and (ii) the expiration of this Agreement due to non-renewal pursuant to this Section 2.2 is referred to as the “Term.”

2.3.              Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Executive’s employment shall additionally be governed by those rules of professional responsibility and conduct applicable to Executive in his capacity as an attorney licensed to practice law.

ARTICLE III
COMPENSATION

3.1.              Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annual base salary of $450,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase and reduction as permitted under this Agreement in the sole discretion of the Board. Any change to Executive’s Base Salary shall then constitute the Base Salary, as defined in this Agreement.

3.2.              Annual Bonus. For calendar year 2022, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at a target amount of $350,000, on such terms and conditions determined by the Board or the Compensation Committee. For each calendar year during the Term after 2022, Executive shall be eligible to receive an Annual Bonus in such target amount as determined in the sole discretion of the Board or the Compensation Committee, and on such terms and conditions determined by the Board or the Compensation Committee. For both calendar year 2022 and calendar years following thereafter, the actual amount of the Annual Bonus (if any) will be determined in the discretion of the Board or the Compensation Committee and will be (i) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board and (ii) subject to Executive’s continued employment with the Company through the end of the year in which the Annual Bonus is earned. The Annual Bonus for any calendar year will be paid at the same time as annual bonuses are generally paid to other Company executive officers, but in no event later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates.

3.3.              Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive officers generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.

3.4.              Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policies and as otherwise provided for named executive officers, which is currently 21 days, as it may be amended from time to time.

3.5.              Equity Awards. Executive will be eligible to receive stock options and other equity incentive grants as determined by the Board or the Compensation Committee in their sole discretion. For calendar year 2022, Executive’s target annual equity incentive award is expected to have a value on the date of grant of approximately $300,000, subject to approval by the Board or the Compensation Committee and the terms and conditions established by the Board or the Compensation Committee.

ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1.              Severance Benefits. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid vacation. If the termination is due to a Covered Termination, provided that Executive delivers an effective general release of all claims against the Company and its affiliates in a form provided by the Company that shall contain standard and reasonable terms for such an agreement (a “Release of Claims”) that becomes effective and irrevocable within 60 days following the Covered Termination, Executive shall be entitled to receive the severance benefits described in Section 4.1(a) or (b), as applicable. If the termination is due to Executive’s death or Disability, provided that Executive (or Executive’s beneficiaries or estate) delivers an effective Release of Claims that becomes effective and irrevocable within 60 days following such termination of employment, Executive shall be entitled to receive the severance benefits described in Section 4.1(c).

(a)                 Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs at any time other than on a Change in Control or during the 24 months after a Change in Control, Executive shall receive the following:

(i)                  An amount equal to 1.0 time the sum of (i) Executive’s Base Salary at the rate in effect at the time of Executive’s termination of employment and (ii) Executive’s target Annual Bonus in effect for the year in which Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the 60th day following the date of the Covered Termination; provided, however, if such 60 day period falls in two different calendar years, payment will be made in the later calendar year.

(ii)                Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) payable, less applicable withholdings, at the same time bonuses for such year are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.

(iii)              The Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 24-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

(iv)               All of Executive’s unvested stock option, restricted stock, restricted stock units, performance stock units and other equity-based awards shall become immediately vested on the date of Executive’s termination of employment, and (x) each such award shall be exercisable, to the extent applicable, in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted and (y) for performance-based awards, any such vesting in respect of open periods of performance-based awards shall be calculated as set forth in the applicable award agreement or, if not specified in the award agreement, based on the target level of performance.

(b)                 Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs on a Change in Control or during the 24 months after a Change in Control, Executive shall receive the following:

(i)                  An amount equal to 2.0 times the sum of (i) Executive’s Base Salary at the rate in effect at the time of Executive’s termination of employment and (ii) Executive’s target Annual Bonus in effect for the year in which Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the 60th day following the date of the Covered Termination; provided, however, if such 60 day period falls in two different calendar years, payment will be made in the later calendar year.

(ii)                Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) payable, less applicable withholdings, at the same time bonuses for such year are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.

(iii)              The Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 24-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

(iv)               All of Executive’s unvested stock option, restricted stock, restricted stock units, performance stock units and other equity-based awards shall become immediately vested on the date of Executive’s termination of employment, and (x) each such award shall be exercisable, to the extent applicable, in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted and (y) for performance-based awards, any such vesting in respect of open periods of performance-based awards shall be calculated as set forth in the applicable award agreement or, if not specified in the award agreement, based on the target level of performance.

(c)                 Termination Due to Death or Disability. In the event that Executive’s employment is terminated at any time due to Executive’s death or Disability, Executive (or Executive’s beneficiaries or estate) shall be entitled to receive all accrued but unpaid current Base Salary, vacation benefits, and a pro-rata portion of Executive’s target Annual Bonus for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of the target Annual Bonus by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date of termination (and, in any event, no later than the 60th day following the date of the termination). In addition, in the event Executive’s employment is terminated at any time during the Term due to Executive’s death or Disability, all of Executive’s unvested stock option, restricted stock, restricted stock units, performance stock units and other equity-based awards as of the date of Executive’s termination of employment shall become immediately vested on the date of Executive’s termination of employment, and (x) each such award shall be exercisable, to the extent applicable, in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted and (y) for performance-based awards, any such vesting in respect of open periods of performance-based awards shall be calculated as set forth in the applicable award agreement, or, if not specified in the award agreement, based on the target level of performance.

4.2.              280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

4.3.              Section 409A.

(a)                 Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 4.3(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b)                 Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c)                 For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.4.              Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

4.5.              Equity Coordination. For the avoidance of doubt, except as provided for in Sections 4,1(a)(iv), 4.1(b)(iv), and 4.1(c) above, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company’s equity-based compensation plans shall be subject to the terms of such plans and Executive’s equity award agreements with respect thereto.

ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS

5.1.              Agreement. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.

5.2.              Remedies. Executive’s duties under this Article V shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive’s obligations pursuant to Section 6.2 and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

ARTICLE VI
OUTSIDE ACTIVITIES

6.1.              Other Activities.

(a)                 Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless he obtains the prior written consent of the Board.

(b)                 Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, subject advance approval by the Board (which approval shall not be unreasonably withheld), Executive shall be allowed to serve as a member of the board of directors of one for-profit entity at any time during the Term, so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its reasonable discretion, may require that Executive resign from such director position if it determines that such resignation would be in the best interests of the Company.

6.2.              Competition/Investments. During the term of Executive’s employment by the Company, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6.2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VII
NONINTERFERENCE

Executive shall not during the term of Executive’s employment by the Company, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce attempt to solicit any of (i) its customers or clients to terminate their relationship with the Company or to cease purchasing services or products from the Company or (ii) its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VII. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VIII

DISPUTE RESOLUTION

8.1.              Prior to the invocation of the provisions of Section 8.2 hereof, the Company and Executive agree to privately mediate any Dispute (as defined below) before a retired judge of the California state judicial system, with costs to be split 50/50 by Executive and the Company. Only after the unsuccessful termination of such mediation may the Company or the Executive utilize the provisions of Section 8.2.

8.2.              Any controversy, dispute and/or claim in any manner arising out of or relating to this Agreement and any claim, including, but not limited to, any claim of race, age, national origin, religion, sex, pregnancy, family leave, harassment, sexual orientation, disability discrimination, defamation, infliction of emotional distress, breach of contract, violation of public policy or statute, or wrongful termination arising out of the voluntary or involuntary termination of Executive’s employment (each, a “Dispute”), shall be settled solely by final and binding arbitration before one neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). A copy of the AAA Arbitration Rules and Mediation Procedures can be found on AAA’s website. Any arbitration proceeding shall take place in Orange County, California. Judgment on any decision rendered by the arbitrator shall be made in writing and may be entered in any court having jurisdiction thereof. If the Executive initiates arbitration against the Company, Executive shall pay a filing fee equal to the current filing fee in the appropriate court had Executive’s claim been brought there, and the Company shall bear the remaining costs of the arbitration forum, including the arbitrator’s fees. If the Company initiates arbitration against the Executive, the Company shall bear the full cost of the arbitration forum and arbitrator’s fees. The Executive and the Company shall each pay the fees of his or its own attorneys, the expenses of his or its witnesses and all other expenses connected with presenting his or its case in arbitration. The arbitrator who hears and decides any controversy between the Executive and the Company, shall in determining a remedy, have jurisdiction and authority to issue any order or award available in a court of law, including the allocation of the arbitrator’s fees and the costs related to arbitration.

8.3.              Except for actions seeking an injunction, which shall not be subject to arbitration, arbitration shall be the exclusive means of resolving any Dispute(s) arising under or listed in this Agreement or otherwise related to Executive’s employment with Company, and no other action shall be brought in any court or administrative forum for such Disputes. However, nothing in this Article VIII shall prevent, prohibit or discourage Executive from filing a charge with, or participating in an investigation by, the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, any state or local fair employment practices or civil rights agency or any other administrative agency or governmental body possessing jurisdiction over employment-related claims (although if such a claim is pursued following the exhaustion of such administrative remedies, that claim would be subject to these provisions).

8.4.              Except as otherwise required under applicable law, Company and Executive expressly intend and agree that (i) class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration proceeding pursuant to this Agreement; (ii) Executive will not assert any class action, collective action, or representative action claims against Company in arbitration or otherwise; and (iii) Executive shall only submit Executive’s own individual claims in arbitration and will not seek to represent the interests of any other person.

8.5.              If any court of competent jurisdiction declares that any part of this Article VIII of this Agreement pertaining to arbitration of Disputes is illegal, invalid, or unenforceable, such a declaration will not affect the legality, validity, or enforceability of the remaining parts of the Agreement, and the illegal, invalid, or unenforceable part will no longer be part of this Agreement in accordance with the provisions set forth in this Agreement in Section 9.3.

8.6.              THIS ARBITRATION PROVISION IS A WAIVER OF ALL RIGHTS TO A CIVIL JURY OR BENCH TRIAL FOR A DISPUTED TERMINATION, STATE LAW-BASED CONTRACT AND TORT CLAIMS, AND/OR A CLAIM FOR UNLAWFUL HARASSMENT OR EMPLOYMENT DISCRIMINATION OR RETALIATION, TO THE EXTENT ALLOWED BY LAW.

ARTICLE IX
GENERAL PROVISIONS

9.1.              Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of the date delivered (if delivered by email), personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.

9.2.              Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

9.3.              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

9.4.              Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.5.              Complete Agreement. Except for any previously-executed Employee Proprietary Information Agreements entered into between Executive and Company, this Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.

9.6.              Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

9.7.              Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.8.              Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company except for matters related to transfer of stock, options, or other equity-based awards provided for in this Agreement to Executive’s beneficiary(ies) for estate planning purposes.

9.9.              Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first written above to be effective as of the Effective Date.

LANDSEA HOMES CORPORATION

By:	/s/ John Ho
Name:	John Ho
Title:	CEO

EXECUTIVE

/s/ Christopher Porter
Christopher Porter